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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

Cambrex Corporation:

We consent to the incorporation by reference in the registration statements of Cambrex Corporation and its subsidiaries on Forms S-8 (File Nos. 33-22017, 33-21374, 33-7791, 33-81780, and 33-81782) of our report dated January 22, 1999
(except for Note 23, as to which the date is March 12, 1999), on our audits of the consolidated financial statements and financial statement schedule of Cambrex Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 which report is included in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 22, 1999